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                                                                    EXHIBIT 99.2

PRESS RELEASE

J2 COMMUNICATIONS AND SHAREHOLDERS REACH AN AGREEMENT IN PRINCIPLE REGARDING SETTLEMENT OF DISPUTE

LOS ANGELES, Jan. 30 /PRNewswire-FirstCall/ -- J2 Communications (Nasdaq: JTWO - news), owner of the National Lampoon trademark, announced today that it has entered into a non-binding letter of intent with Mr. James P. Jimirro, the Company's Chairman, President and CEO, and certain of its shareholders, including Messrs. Daniel S. Laikin, Paul Skjodt and Timothy Durham, and their affiliates (collectively referred to hereinafter as the "NLAG Group"). The letter of intent provides for transactions that, if consummated, will settle the ongoing litigations among the parties.

The letter of intent provides, without limitation, that the NLAG Group will purchase for $3 million in cash, 30,000 shares of newly authorized convertible preferred stock of the Company and that immediately following the closing of the transactions contemplated by the letter of intent the Board of Directors will call an annual meeting of the shareholders of the Company. In addition, the NLAG Group will have the option to purchase up to 30,000 additional shares of the Company's convertible preferred stock on or prior to May 31, 2002. The parties intend for the transactions contemplated by the letter of intent to enable the Company to meet the continued listing requirements of the Nasdaq SmallCap Market.


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The letter of intent also provides that at the closing Mr. Jimirro's current employment contract with the Company will be replaced with a new employment contract and that Mr. Jimirro and the NLAG Group will enter into a voting agreement providing for the composition of a new Board of Directors. Pursuant to the voting agreement, the Board of Directors would initially consist of three nominees of Mr. Jimirro, three nominees of Mr. Laikin, and one independent director. Mr. Jimirro will remain as CEO, President and Chairman of the Board of Directors of the Company following the closing. Mr. Laikin will join the Company as its Chief Operating Officer.

The transactions contemplated by the letter of intent are subject to the negotiation of definitive documentation, shareholder approval (if required by applicable law or NASDAQ rules), and other conditions and, accordingly, there can be no assurance that the transactions contemplated by the letter of intent will be consummated.

The Company will file a complete copy of the letter of intent with its filings with the Securities and Exchange Commission, which filings are available on the SEC's website at www.sec.gov.

About J2 Communications

J2 Communications (Nasdaq: JTWO - news) owns National Lampoon, one of the leading brands in comedy. National Lampoon is active in a broad array of entertainment activities, including feature films, television programming, interactive entertainment, home video, comedy audio CD's and book publishing.

        The new National Lampoon movie, "National Lampoon's Van Wilder," is expected to open nationwide this spring.


    For more information contact:   James P. Jimirro
                                    310/474-5252


Forward-looking Statements

This press release contains forward-looking statements which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect,"
"anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include the ability of the Company, Mr. Jimirro and the NLAG Group to consummate the transactions contemplated by the letter of intent, the risks that "National Lampoon's Van Wilder" will not open as expected and other risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate in the United States and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at www.sec.gov . The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.